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                                                                 EXHIBIT (b)(7)


                               MATHERS FUND, INC.

                            AMENDMENTS TO AMENDED AND
                                RESTATED BY-LAWS


                  At a meeting of the Board of Directors of Mathers Fund, Inc. held on July 13, 1998, the following resolutions were unanimously adopted:

                  RESOLVED, that Article I, Section 2 of the Amended and Restated By-laws of the corporation be, and hereby is, amended by adding the following paragraph at the end thereof:

                  Only such business shall be conducted at an annual meeting of stockholders as shall have been properly brought before the meeting, it must be: (i) authorized by the board of directors and specified in the notice, or a supplemental notice, of the meeting, (ii) otherwise brought before the meeting by or at the direction of the board of directors or the chairman of the meeting, or (iii) otherwise properly brought before the meeting by a stockholder who was a stockholder both at the time of giving of notice of the annual meeting and at the time of the annual meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice thereof to the Secretary, delivered or mailed to and received at the principal offices of the corporation (x) not less than sixty (60) days prior to the meeting, or (y) if less than eighty (80) days' notice of the meeting or prior public disclosure of the date of the meeting is given or made to stockholders, not later than the close of business on the twentieth (20th) day following the day on which the notice of the meeting was mailed or, if earlier, the day on which such public disclosure was made. The public disclosure of a postponement or adjournment of an annual meeting to a later date or time shall not commence a new time period for the giving of a stockholder's



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                  notice to the Secretary shall set forth as to each item of business the stockholder proposes to bring before the meeting (1) a brief description of such item and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on the corporation's records, of the stockholder proposing such business, (3) the number of shares of each class of stock of the corporation which are beneficially owned by the stockholder (for purposes of the regulations under Section 13 of the Securities Exchange Act of 1934, as amended), and (4) any material interest of the stockholder in such business. No business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph. The chairman of the meeting at which any business is proposed by a stockholder shall, if the facts warrant, determine and declare to the meeting that such business was not properly brought before the meeting in accordance with the provisions of this paragraph, and, in such event, the business not properly before the meeting shall not be transacted.

                  FURTHER RESOLVED, that Article I, Section 3 of the Amended and Restated By-laws of the corporation be, and hereby is, amended by adding the following sentence at the end thereof:

                  The chairman of the special meeting at which any business is proposed shall, if the facts warrant, determine and declare to the meeting that such business was not properly brought before the meeting in accordance with the provisions of this section, and, in such event, the business not properly before the meeting shall not be transacted.

                  FURTHER RESOLVED, that Article II, Section 2 of the Amended and Restated By-laws of the corporation be, and hereby is, amended by adding the following paragraph at the end thereof:

                  Only persons who are nominated in accordance with the procedures set forth in this paragraph shall be eligible for election as directors of the corporation. Nominations of





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                  persons for election to the board of directors may be made at a meeting of stockholders by the board of directors or by any stockholder of the corporation who was a stockholder both at the time of giving of notice of the meeting and at the time of the meeting, who is entitled to vote in the election of directors at the meeting, and who complies with the notice procedures set forth in this paragraph. Any nomination by a stockholder must be made by written notice to the Secretary delivered or mailed to and received at the principal offices of the corporation (i) not less than sixty (60) days prior to the meeting, or (ii) if less than eighty (80) days' notice of the meeting or prior public disclosure of the date of the meeting, including the nominees proposed by the board of directors to be elected at such meeting, is given or made to stockholders, not later than the close of business on the twentieth (20th) day following the day on which the notice of the meeting was mailed or, if earlier, the day on which such public disclosure was made. The public disclosure of a postponement or adjournment of a stockholders' meeting to a later date or time shall not commence a new time period for the giving of a stockholder's notice as described above. A stockholder's notice to the Secretary shall set forth (x) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the number of shares of each class of stock of the corporation which are beneficially owned by such person (for the purposes of the regulations under Section 13 of the Securities Exchange Act of 1934, as amended), and (4) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such person as a director of the corporation pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or Section 20 of the Investment Company Act of 1940, as amended, or their respective successor provisions, and




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                  such person's written consent to being named in any proxy
                  statement as a nominee and to serving as a director if elected; and (y) as to the stockholder giving notice (5) the name and address, as they appear on the corporation's records, of such stockholder and (6) the number of shares of stock of the corporation which are beneficially owned by such stockholder (determined as provided in clause (x)(3) above). At the request of the board of directors for election as a director shall furnish to the Secretary that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. The chairman of the meeting at which a stockholder nomination is presented shall, if the facts warrant, determine and declare to the meeting that such nomination was not made in accordance with the procedures prescribed by this paragraph, and, in such event, the defective nomination shall be disregarded.